Exhibit 8.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000     Facsimile: (86-10) 5809-1100

February 21, 2014

To:	China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower

1 Zhichun Road. Haidian District

Beijing 100083, China

Ladies and Gentlemen,

We are qualified to practice law in the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (“PRC”). We have acted as PRC counsel to China Distance Education Holdings Limited, a Cayman Islands company (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-             ) including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission(the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC relating to the public offering by the Company of 2,000,000 American Depositary Shares (“ADSs”), representing 8,000,000 ordinary shares of the Company (together with the ADSs, the “Offered Securities”).

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents provided by the Company and/or the PRC Companies.

As used herein, (a) “Governmental Agencies” means all governmental agencies or bodies, courts or any stock exchange authorities of the PRC; (b) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are currently publicly available and effective; (c) “PRC Subsidiaries” means Beijing Champion Education Technology Co., Ltd and Beijing Champion Distance Education Technology Co., Ltd.; and (d) “PRC Companies” means the PRC Subsidiaries and the Affiliated Entities.

Capitalized terms used but not defined in this opinion shall have the same meanings as ascribed to them under the Underwriting Agreement.

This opinion is subject to the following additional qualifications:

1.	This opinion is subject to the restrictions of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the Company’sand the PRC Companies’rights generally and (b) any judicial or administrative actions affecting the Company’s and the PRC Companies’ rights generally.

2.	This opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.	This opinion is limited to the PRC Laws of general application on the date hereofand we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

4.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

5.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of Governmental Agencies or responsible officers of the PRC Companies. There is no official databank in the PRC which we can confirm the status of the PRC Companies in respect of litigation and arbitration or similar procedures.

6.	This opinion is intended to be used in the context which is specifically referred to herein. This opinion is based on the current PRC Laws and the interpretation and implementation thereof as of the date of this opinion. PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

7.	As used in this opinion, the expression “to our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Underwriting Agreement and the offering contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

Based on the foregoing and subject to the further assumptions and qualifications set forth above, we are of the opinion that:

1.	The statements in the Registration Statement and the Prospectuses under “Taxation” to the extent such statements describe or summarize PRC legal or regulatory matters referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, are true and accurate in all material respects, and fairly present and summarize the PRC legal and regulatory matters referred to therein, and such statements do not contain untrue statements of a material fact, and do not omit to state any material fact necessary to make the statements not misleading.

This opinion is delivered solely to you and solely for your benefit for the purpose stated herein. It may not be disclosed to or relied upon by anyone else other than those, to whom our prior written permission has been addressed directly, or used, circulated, quoted or otherwise referred to for any other purposes.

Very truly yours,

/s/ Jingtian&Gongcheng

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